Exhibit (h)(2)

Amended Exhibit A
to the
Transfer Agent Servicing Agreement

Separate Series of Trust for Credit Unions

Name of Series

Ultra-Short Duration Portfolio

Short Duration Portfolio

Enhanced Income Intermediate Duration Credit Portfolio

Enhanced Income Credit Plus Equity Portfolio

As Revised October 27, 2021